EXHIBIT 10.2

CONSULTING AND SERVICES AGREEMENT

THIS AGREEMENT is dated January 3, 2005 by and between Seaport Capital (USA) Inc., (Seaport Capital (USA) Inc., a corporation wholly owned by Frank Port) (the "Consultant"), and Strategic Internet Investments, Inc., a Delaware corporation, having places of business at 650 West Georgia Street, Suite 450, Vancouver, BC, Canada V6B 4N8 (the “Company”).

WITNESSETH:

Consultant is engaged in the business of, among other things, website development and corporate image, plus providing consulting and business advisory services to companies wishing to operate and expand opportunities within the United States, and the Company seeks these services; and

NOW, THEREFORE, the parties hereto agree as follows:

1.     Services. Consultant shall, during the term of this Agreement, provide the services as set out in Schedule “A” attached to this Agreement to the Company:

a)   Consultant shall primarily provide website design and development and hosting and design and corporate presentation and image material as identified in Schedule “A”.  In addition, the Consultant will analyze and provide advice to the Company as to both short and long-term strategic business plans, business development, financing(s), mergers and acquisitions, as well as make recommendations for strategic partners with the Western US region.

b)   Consultant shall provide all the consulting services described herein directly to management of the Company. While the Consultant is authorized to speak to and consult with others, the Consultant does not have any right or power to bind the Company to any matter whatsoever or to make any representation pertaining to the Company whatsoever. Further, the Consultant is not authorized or empowered to commit the Company to any recommendations or course of action, or any agreement, promise, or representation; and

c)   Consultant shall provide such other general consulting services as may be reasonably requested by the Company, from time to time, during the term; subject to mutual understanding and written agreement between the Company and Consultant.

d)  Consultant shall be available, including by receiving telephone calls to the Consultant's business, receiving calls while traveling at hotels, and otherwise. Consultants shall also be available to review and receive information concerning the Company 8 hours a day, including while at home and while traveling, provided that the parties agree that reasonable efforts will be made to provide such information by fax or during normal business hours. (Consultant agrees that holidays will not be excluded from the foregoing, so that Consultant shall be available to consult even on holidays as are necessary in exigent circumstances.)

e)   Consultant is experienced in developing the services to be provided.

f)   Consultant shall be fully responsible for complying with all applicable state and federal laws and regulations concerning the activities of the Consultant, including the business and operations of the Consultant.

2.    Consulting Compensation.    In consideration for the services to be provided by the Consultant and in recognition of past services provided, the Company wishes to provide an equity based compensation package to the Consultant.

Recognizing that the Company has very limited working capital and cannot make payment to the Consultant in cash, the Consultant agrees to accept 10,000 common shares in the capital of the Company at a deemed value of $0.50 as full compensation for services provided to the Company under the Agreement. The shares shall be unrestricted, free-trading and will vest immediately to the Consultant upon their issuance by the company.

3.    Indemnification. Both the Company and Consultant shall indemnify and hold harmless one another as to and against all losses, claims, damages, liabilities, and expenses (including reasonable attorney's fees) caused by the actions of the other and for which any subsequent action is brought by any third party.  Both parties shall indemnify and hold harmless one another as to all losses, claims, damages, liabilities, and expenses caused by any prior acts of the other.  The Company shall also indemnify and hold harmless the Consultant as to and against all losses, claims, damages, liabilities, and expenses caused by any untrue or alleged fact required to be stated therein or necessary to make the statements therein not misleading as to the public filings of the Company; provided, however, that the Company will not be liable in any such case to the extent that such item arises out of or is based upon an untrue statement or alleged untrue statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon, and in conformity with, information furnished to the Company by Consultant, and/or in any case the Consultant is aware of the problem.

4.     Term. The term of this Agreement shall be for an initial term (the "Initial Term") of six (6) months commencing on the date first set forth above.  This Agreement may be extended beyond the Initial Term and the rate of compensation may be adjusted as long as it is agreeable to both parties.

5.     Non-Exclusive.  Consultant shall devote such of its time and effort, as Consultant deems necessary or desirable to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged in other business activities and that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

6.    Confidentiality.  Consultant shall, and shall cause officers, directors, employees and agents of Consultant to, hold confidential and not publish, disclose or make accessible to any other person not bound by an obligation of confidentially, all confidential information, if any, which Consultant or any of its officers, directors, employees, or agents may, from time-to-time, possess relating to financial condition, results of operation, business, property, assets or liabilities of the Company; provided, however, the restrictions of this sentence shall not apply to information that (I) is publicly available, (II) already is known to Consultant at the time of disclosure, or (III) is received from a third party not under any obligation of confidentiality to the Company.

7.    Benefit, Burden, and Assignment.  The provisions herein shall ensure to the benefit of, and be binding upon, the parties hereto and their permitted assigns and successors. This Agreement may be assigned without the prior written consent of all parties hereto.

8.    Severability.  If any provision of this Agreement shall be deemed by any court of competent jurisdiction invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision in any other circumstance shall not be affected thereby and each provision shall otherwise be valid and shall be enforced to the fullest extent permitted by applicable law.

9.       Governing Law.  The laws of the State of Delaware, U.S.A. shall govern this Agreement, and the venue for any action, claim or proceeding in connection with this Agreement shall be a court of competent jurisdiction in Dade County, Florida.

10.   Entire Agreement.   This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the subject matter hereof. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements and understandings, oral, written, express or implied with respect to the subject matter hereof.

11.    Captions. Captions in this Agreement are for convenience of reference only and shall not be used in the interpretation.

12.   Independent Legal Counsel. The parties agree and acknowledge that they have been represented by independent legal counsel, or have had the opportunity to obtain independent legal counsel, have been advised that it is in their best interests to do so, and by execution of this Agreement have waived the right.

13.     Amendments and Modification. No amendment or modification to this Agreement shall be valid unless in writing and signed by the parties hereto.

14.    Ambiguities. The parties hereby acknowledge that the normal rule of construction to the effect that ambiguities in an agreement are constructed against the drafting party shall not apply to this Agreement.

15.    Cooperation. Each party hereby agrees to provide such reasonable cooperation and execute such reasonable documents as shall be reasonably required or requested by the other party hereto to perform the Agreement.

16.    Written Provisions. Hand-written provisions hereto initiated by the parties hereto shall control to the extent of any conflict with the typed provisions herein.

17.    Execution. This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Seaport Capital (USA) Inc.

 Strategic Internet Investments, Incorporated.

Signed by “Frank Port”

 Signed by “Ralph Shearing”

Frank Port

 Ralph Shearing

President

 President

Seaport Capital Inc.

Invoice # 10105

Strategic Internet Investments Inc.

Suite 450 - 650 West Georgia Street

Date:   January 04, 2005

Vancouver, B.C.

Project:  Website, Hosting/ Maintenance

P.O. Box 450

Docket No:  00-SIII-105

V6B 4N8

Canada

Strategic Internet Investments Website:

Creative Development

This phase includes the overall design concept and/or graphic approach to the site. Comprehensive color layouts will be presented for client discussion and approval of overall direction.

Execution

This phase involves the design refinements and the production of web ready artwork for the Strategic Internet Investments corporate web site components.

All on electronic file, including typesetting, materials, scanning of all images and logos and final files to internet provider

Website Hosting and Maintenance:

One year of web site hosting including email addresses

One year of web site maintenance

Fee for Service:          $16000.00 US

Terms:

Invoices are payable upon receipt. Unpaid invoices more than 30 calendar days after receipt are subject to are-billing fee of 1.5% per past due date (1st late charge assessed on 31st calendar day after date of invoice).

8970 West Tropicana, Suite 3 Las Vegas, Nevada 89147, USA

Seaport Capital Inc.

Invoice # 10106

Strategic Internet Investments Inc.

Suite 450 - 650 West Georgia Street

Date:   January 04, 2005

Vancouver, B.C.

Project:  Website, Hosting/ Maintenance

P.O. Box 450

Docket No:  00-SIII-106

V6B 4N8

Canada

Strategic Internet Investments Presentation Folders:

Creative Development

This phase includes the overall design concept, the development of the client first draft and the photographic approach to the pocket folder. Comprehensive visual layouts will be presented for client discussion and approval of the following:

a) Front cover

b) Typical inside spread

c) Upon approval of the design direction, black and white linear layouts

    Of the total folder will be presented for client discussion

Strategic Internet Investments Corporate Profile (4 page):

Creative Development

This phase includes the overall design concept, the development of the client first draft and the photographic approach to the profile. Comprehensive visual layouts will be presented for client discussion and approval.

Strategic Internet Investments Corporate Identity:

Creative Development

This phase includes the overall design concept and positioning for the new identity and the visual image of the company. Comprehensive visual layouts will be presented for client discussion and approval of overall direction.

 Fee for Service:          $12000.00 US

Terms:

Invoices are payable upon receipt. Unpaid invoices more than 30 calendar days after receipt are subject to are-billing fee of 1.5% per past due date (1st late charge assessed on 31st calendar day after date of invoice).

8970 West Tropicana, Suite 3 Las Vegas, Nevada 89147, USA